Exhibit 99.1

2301 W. Big Beaver Road • Suite 525 • Troy, MI 48084 • 248.649.2301

For Immediate Release

TALMER BANCORP, INC. ANNOUNCES CLOSING OF OVER-ALLOTMENT OPTION

TROY, MI — February 21, 2014 — Talmer Bancorp, Inc. (the “Company”) (NASDAQ: TLMR) today announced that the underwriters of its recent initial public offering of its Class A common stock have closed on the purchase of 2,333,333 shares from certain selling shareholders pursuant to the underwriters’ over-allotment option granted in connection with the initial public offering, at a public offering price of $13.00 per share. The Company did not receive any proceeds from the sale of the shares by the selling shareholders.

Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC acted as joint book-running managers for the initial public offering. Raymond James & Associates, Inc., RBC Capital Markets, LLC and Sterne, Agee & Leach, Inc. acted as co-lead managers and Sandler O’Neill & Partners, L.P. acted as co-manager for the initial public offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of, the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission.

This offering was made solely by means of a prospectus forming part of the effective registration statement, a copy of which may be obtained from Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559; or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone (866) 803-9204.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank.  These banks, which principally operate through 94 branches in Michigan, Ohio, Indiana, Wisconsin, Illinois, Nevada and New Mexico and 11 lending offices located primarily in the Midwest, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

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